U.S. SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


                         FORM 8-K



                 Current Report Pursuant
              to Section 13 or 15(d) of the
             Securities Exchange Act of 1934


            Date of Report  September 5, 1996


              GENERAL PARCEL SERVICE, INC.
  (Exact Name of Small Business Issuer in Its Charter)


                   State of Florida
    (State or Other Jurisdiction of Incorporation)


    		33-30123-A	     			 	       59-2576629
	(Commission File Number)     (I.R.S. Employer
                                Identification No.)


8923 Western Way, Suite 22     Jacksonville, FL  32256
(Address of Principal Executive Offices)      (Zip Code)


                  (904) 363-0089
         (Registrant's Telephone Number)

ITEM #5:  OTHER EVENTS

On February 14, 1995, the Company filed a civil complaint in the United States District Court for the Northern District of Georgia, Civil Action No. 1:95-cv-320-RCF, against United Parcel Service, Inc. ("UPS"). The civil complaint alleged among other things, that UPS has attempted to monopolize, and monopolized, the market for ground-based business-to-business parcel delivery service in Georgia, Florida and elsewhere, in violation of federal and state antitrust laws and as a result of civil violations, GPS has suffered the loss of several customers. The Company alleged damages in the complaint in excess of $10 million dollars from these actions. The complaint was later amended to add other companies affiliated with UPS as additional defendants.

On August 30, 1996, the District Judge signed an order granting the Defendants' Second Motion for Summary Judgment, and on September 4, 1996, Judgment was entered, ordering and adjudging "that the plaintiff, General Parcel Service, Inc., take nothing, that the action be dismissed, and that the defendants recover from the plaintiff their costs of this action."

Because the Judgment awards costs to the Defendants in an unspecified amount, and because the Defendants have not yet filed a Bill of Costs, the Company is presently unable to assess the amount of costs that might be sought or awarded. In addition, because attorneys' fees have not been applied for or awarded, the Company is unable to assess the probability of an adverse result against the Company on this issue or the amount of such an award, if any. In the event that attorney's fees are awarded by the Court, such award may have a material adverse effect upon the Company. However, Counsel for the Company has advised that for attorney's fees to be awarded, the Company's claims would have to be deemed frivolous by the Court. Counsel for the Company has advised that they do not believe the Company's claims to be frivolous as a matter of law.

The Company has a right of appeal from that Order and Judgment to the United States Court of Appeals for the Eleventh Circuit.
It is the Company's present intention to file such an appeal.

SIGNATURE

Pursuant to the requirements of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL PARCEL SERVICE, INC.


By:       (Signed)
    -------------------------
Wayne N. Nellums, Vice President
Chief Financial Officer

Date:   September 18, 1996